Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS THIRD QUARTER NET REVENUES GROWTH OF 42%; RAISES 2011 NET REVENUES AND OPERATING INCOME OUTLOOK

•	Net Revenues Increased 42% to $466 Million

•	Diluted EPS Increased to $0.88 from $0.68

•	Company Raises 2011 Net Revenues Guidance to $1.46 Billion to $1.47 Billion (+37% to +38%) from $1.42 Billion to $1.44 Billion (+33% to 35%)

•	Company Raises 2011 Operating Income Guidance to $159 Million to $162 Million (+42% to +44%) from $155 Million to $160 Million (+38% to 42%)

Baltimore, MD (October 25, 2011) – Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2011. Net revenues increased 42% in the third quarter of 2011 to $466 million compared with net revenues of $329 million in the prior year’s period. Net income increased 32% in the third quarter of 2011 to $46 million compared with $35 million in the prior year’s period. Diluted earnings per share for the third quarter of 2011 were $0.88 on weighted average common shares outstanding of 52.5 million compared with $0.68 per share on weighted average common shares outstanding of 51.2 million in the prior year’s period. Diluted EPS benefited approximately $0.04 as a result of our ongoing tax planning strategies.

Third quarter apparel net revenues increased 31% to $363 million compared with $277 million in the same period of the prior year, driven by continued strength across Men’s, Women’s, Youth, and new product offerings including Charged Cotton and Fleece. Direct-to-Consumer net revenues, which represented 22% of total net revenues for the third quarter, grew 73% year-over-year. Third quarter footwear net revenues doubled to $52 million from $26 million in the prior year’s period, primarily reflecting the introduction of new running footwear and earlier year-over-year shipments of basketball product. Third quarter accessories net revenues increased 211% to $40 million from $13 million in the prior year’s period, primarily driven by the in-house transition of the Company’s previously licensed hats and bags business which commenced in January 2011.

Kevin Plank, Chairman, CEO, and President of Under Armour, Inc., stated, “We surpassed a billion dollars in net revenues last year, and the Brand has already topped that milestone this year through the first three quarters. Our product engines are as strong as ever, as demonstrated by consecutive quarters of 40% plus growth for the first time since 2007. We successfully launched Storm Fleece during the quarter, our cold weather Charged Cotton product. We also elevated our footwear message while continuing to enhance our global distribution network. Our strong results and the early acceptance of new products such as Storm Fleece and our Charge RC footwear give us confidence that the consumer continues to vote for our Brand.”

Gross margin for the third quarter of 2011 was 48.4% compared with 50.9% in the prior year’s quarter primarily due to less favorable apparel product margins and the ongoing impact of the hats and bags transition in 2011. Selling, general and administrative expenses as a percentage of net revenues were 32.3% in the third quarter of 2011 compared with 33.6% in the prior year’s period, reflecting leverage of corporate services and marketing expenses. Marketing expenses for the third quarter of 2011 were 10.4% of net revenues compared with 10.9% in the prior year’s quarter. Third quarter operating income grew 32% to $75 million compared with $57 million in the prior year’s period.

For the first nine months of 2011, net revenues increased 40% to $1.07 billion compared with $763 million in the prior year. Net income for the first nine months of 2011 increased 41% to $64 million compared with $46 million in the same period of 2010. Diluted earnings per share for the first nine months of 2011 were $1.23 on weighted average common shares outstanding of 52.5 million compared with $0.89 per share on weighted average common shares outstanding of 51.0 million in the prior year.

Balance Sheet Highlights

The Company had cash and cash equivalents of $68 million with $30 million of borrowings outstanding under its $300 million revolving credit facility at September 30, 2011. Inventory at September 30, 2011 increased 63% to $319 million compared with $196 million at September 30, 2010. Long-term debt increased to $80 million from $19 million in the prior year’s period, primarily driven by the Company’s completion of the corporate headquarters acquisition in July.

Updated 2011 Outlook

The Company had previously anticipated 2011 net revenues in the range of $1.42 billion to $1.44 billion, representing growth of 33% to 35% over 2010, and 2011 operating income in the range of $155 million to $160 million, representing growth of 38% to 42% over 2010. Based on current visibility, the Company now expects 2011 net revenues of $1.46 billion to $1.47 billion, representing growth of 37% to 38% over 2010, and 2011 operating income in the range of $159 million to $162 million, representing growth of 42% to 44% over 2010. The Company now expects an effective tax rate of approximately 38.4% for the full year, compared to previously provided full year guidance of 40.0% and an effective tax rate of 37.1% for 2010. The Company anticipates fully diluted weighted average shares outstanding of approximately 52.5 million to 52.7 million for 2011.

Mr. Plank concluded, “Our Brand continues to evolve and reach a broader range of consumers, and we believe we are still just scratching the surface of the Brand’s global potential. As we focus on that potential, we will measure our success with an equal focus on driving topline with areas that will drive enhanced profitability and returns through improved management of our overall gross margin and inventory. We will continue to invest in the talent and resources needed to ensure this balanced approach.”

Conference Call and Webcast

The Company will provide additional commentary regarding its third quarter results as well as provide an update on its 2011 outlook during its earnings conference call today, October 25th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.ua.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

For the Three and Nine Months Ended September 30, 2011 and 2010

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended September 30,				Nine Months Ended September 30,
	2011	% of Net Revenues	2010	% of Net Revenues	2011	% of Net Revenues	2010	% of Net Revenues

Net revenues	$465,523	100.0%	$328,568	100.0%	$1,069,558	100.0%	$762,761	100.0%
Cost of goods sold	240,422	51.6%	161,196	49.1%	564,627	52.8%	387,832	50.8%

Gross profit	225,101	48.4%	167,372	50.9%	504,931	47.2%	374,929	49.2%

Selling, general and administrative expenses	150,136	32.3%	110,683	33.6%	397,466	37.2%	297,764	39.1%

Income from operations	74,965	16.1%	56,689	17.3%	107,465	10.0%	77,165	10.1%

Interest expense, net	(1,552)	(0.3%)	(542)	(0.2%)	(2,428)	(0.2%)	(1,668)	(0.2%)
Other expense, net	(1,193)	(0.3%)	(184)	(0.1%)	(2,065)	(0.2%)	(1,036)	(0.1%)

Income before income taxes	72,220	15.5%	55,963	17.0%	102,972	9.6%	74,461	9.8%
Provision for income taxes	26,233	5.6%	21,106	6.4%	38,605	3.6%	28,932	3.8%

Net income	$45,987	9.9%	$34,857	10.6%	$64,367	6.0%	$45,529	6.0%

Net income available per common share
Basic	$0.89		$0.68		$1.25		$0.90
Diluted	$0.88		$0.68		$1.23		$0.89

Weighted average common shares outstanding
Basic	51,558		50,926		51,529		50,703
Diluted	52,528		51,168		52,477		51,047

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change

Apparel	$363,383	$276,666	31.3%	$798,646	$599,507	33.2%
Footwear	52,034	26,458	96.7%	150,355	105,236	42.9%
Accessories	39,672	12,755	211.0%	95,602	29,130	228.2%

Total net sales	455,089	315,879	44.1%	1,044,603	733,873	42.3%
Licensing revenues	10,434	12,689	(17.8%)	24,955	28,888	(13.6%)

Total net revenues	$465,523	$328,568	41.7%	$1,069,558	$762,761	40.2%

NET REVENUES BY GEOGRAPHIC SEGMENT

	Quarter Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change

North America	$432,675	$307,226	40.8%	$1,006,194	$718,992	39.9%
Other foreign countries	32,848	21,342	53.9%	63,364	43,769	44.8%

Total net revenues	$465,523	$328,568	41.7%	$1,069,558	$762,761	40.2%

Under Armour, Inc.

As of September 30, 2011, December 31, 2010 and September 30, 2010

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/11	As of 12/31/10	As of 9/30/10

Assets

Cash and cash equivalents	$67,859	$203,870	$133,936
Accounts receivable, net	235,907	102,034	174,207
Inventories	318,888	215,355	196,170
Prepaid expenses and other current assets	31,163	19,326	21,088
Deferred income taxes	18,187	15,265	10,944

Total current assets	672,004	555,850	536,345

Property and equipment, net	163,256	76,127	76,559
Intangible assets, net	2,916	3,914	4,148
Deferred income taxes	21,268	21,275	20,516
Other long term assets	40,694	18,212	5,295

Total assets	$900,138	$675,378	$642,863

Liabilities and Stockholders’ Equity
Revolving credit facility	$30,000	$—	$—
Accounts payable	103,343	84,679	90,815
Accrued expenses	54,008	55,138	43,685
Current maturities of long term debt	6,046	6,865	8,067
Other current liabilities	15,967	2,465	9,767

Total current liabilities	209,364	149,147	152,334

Long term debt, net of current maturities	73,470	9,077	10,476
Other long term liabilities	25,239	20,188	18,662

Total liabilities	308,073	178,412	181,472

Total stockholders’ equity	592,065	496,966	461,391

Total liabilities and stockholders’ equity	$900,138	$675,378	$642,863

Under Armour, Inc.

For the Nine Months Ended September 30, 2011 and 2010

(Unaudited; in thousands)

	Nine Months Ended 9/30/11	Nine Months Ended 9/30/10
Cash flows from operating activities
Net income	$64,367	$45,529
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	25,968	23,191
Unrealized foreign currency exchange rate losses, net	3,638	4,127
Stock-based compensation	13,592	10,046
Gain on bargain purchase of office complex (excludes transaction costs of $1.9 million)	(3,300)	—
Loss on disposal of property and equipment	19	44
Deferred income taxes	(2,933)	(5,116)
Changes in reserves and allowances	2,934	(4,077)
Changes in operating assets and liabilities:
Accounts receivable	(135,405)	(99,502)
Inventories	(106,849)	(44,583)
Prepaid expenses and other assets	(23,358)	(5,494)
Accounts payable	18,848	21,604
Accrued expenses and other liabilities	2,770	9,899
Income taxes payable and receivable	13,625	12,425

Net cash used in operating activities	(126,084)	(31,907)

Cash flows from investing activities
Purchase of property and equipment	(45,281)	(22,533)
Purchase of corporate headquarters and related expenditures	(22,852)	—
Purchase of trust-owned life insurance policies	(552)	(325)
Purchase of long term investment	(3,700)	—
Purchase of intangible asset	(601)	—
Change in restricted cash	(4,887)	—

Net cash used in investing activities	(77,873)	(22,858)

Cash flows from financing activities
Proceeds from revolving credit facility	30,000	—
Proceeds from term loan	25,000	—
Proceeds from long term debt	5,644	5,262
Payments on long term debt	(5,626)	(6,846)
Payments on capital lease obligations	—	(97)
Excess tax benefits from stock-based compensation arrangements	6,957	2,594
Payments of deferred financing costs	(2,324)	—
Proceeds from exercise of stock options and other stock issuances	10,320	3,796

Net cash provided by financing activities	69,971	4,709
Effect of exchange rate changes on cash and cash equivalents	(2,025)	(3,305)

Net decrease in cash and cash equivalents	(136,011)	(53,361)

Cash and cash equivalents
Beginning of period	203,870	187,297

End of period	$67,859	$133,936

Non-cash investing and financing activities
Debt assumed in connection with purchase of corporate headquarters	$38,556	$—